Exhibit 10.39

LANDEC CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Section 1. Purpose of Plan and Participation in the Plan.

The purpose of this Plan is to provide specified benefits to non-employee members of the Board of Directors (the “Board”) of Landec Corporation, a Delaware corporation (“Landec” or “Company”), and those executives identified by management and approved by the Board who contribute materially to the continued growth, development and future business of Landec success and its subsidiaries, Apio, Inc. (“Apio”) and Lifecore Biomedical, Inc. (“Lifecore”), that participate in this Plan (collectively, “Eligible Participants”). This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is intended to comply with all applicable law, including Code Section 409A, and shall be operated and interpreted in accordance with this intention.

All Eligible Participants are eligible to defer Base Pay, Bonus and cash Board fees under the Plan. In addition, the Compensation Committee of the Board (the “Compensation Committee”), may provide that Company contributions may be made to the Plan for the benefit of a Participant under the terms and conditions as may be specified by the Compensation Committee, in any manner the Compensation Committee deems appropriate; provided, however, that any such contribution shall comply with Section 409A of the Code.

Section 2. Definitions.

2.1 Base Pay means the annual base salary rate of cash compensation for employees on the U.S. payroll of Landec, excluding Bonuses, incentive compensation, commissions, overtime pay, severance payments, shift differential, payments under the Landec Disability Plan or any other additional compensation.

2.2 Base Pay Deferral Account means the sub-account of the Deferral Account that includes (i) the sum of amounts credited to Participant’s Base Pay Deferral Account under Section 4, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Base Pay Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Base Pay Deferral Account.

2.3 Beneficiary means the person or persons designated by a Participant pursuant to Section 8, in accordance with the Plan and accepted by the Committee, to receive any amounts payable under the Plan in the event of the Participant’s death.

2.4 Bonus shall have the same meaning as an "award" as set forth in the Company’s short-term and long-term bonus plans which provides an annual bonus compensation opportunity to Eligible Employees as defined by the Compensation Committee from time to time. Bonus does not include any sales incentive compensation or commission or any other bonus plan not mentioned herein.

2.5 Bonus Deferral Account means the sub-account of the Deferral Account that includes (i) the sum of amounts credited to Participant’s Bonus Deferral Account under Section 4, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Bonus Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Bonus Deferral Account.

2.6 Change in Control means the occurrence of any of the following:

(i)      the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such transaction is owned by persons who were not stockholders of the Company immediately prior to such transaction;

(ii)     the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)    the direct or indirect sale or exchange in a single transaction or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company to an unrelated person or entity if more than 50% of the combined voting power of the surviving entity’s securities outstanding immediately after such transaction is owned by persons who were not stockholders of the Company immediately prior to such transaction; or

(iv)    a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction or series of related transactions shall not constitute a Change in Control unless it or they also constitute a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Section 409A of the Code and the guidance promulgated thereunder.

2.7 Code means the Internal Revenue Code of 1986, as amended from time to time.

2.8 Committee means the Chief Executive Officer and Chief Financial Officer of Landec or other persons designated by the Chief Executive Officer and/or Chief Financial Officer.

2.9 Deferral Account means the account balance of a Participant in the Plan created from Deferred Amounts, any Company contributions, and the Earnings thereon prior to a payout to the Participant.

2.10 Deferred Amount means the amount the Participant elects to have deferred from Base Pay and/or a Bonus, pursuant to Section 3, or cash Board fees the Participant elects to have deferred or Company contributions.

2.11 Disability means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) unable to engage in any substantial gainful activity or (ii) receiving benefits under the Landec Disability Plan for a period of not less than three months.

2.12 Earnings means the deemed return on investment (or charge on investment loss) allocated to a Participant’s Deferral Account, based on the return of the Investment Options.

2.13 Eligibility Pay Threshold means the amount defined in Section 401(a)(17) of the Code, as adjusted by the Secretary of the Treasury under Section 415(d) of the Code, in effect on January 1st of the calendar year for which amounts are to be deferred.

2.14 Eligible Employee means an employee on the U.S. payroll of Landec’s Consolidated Group who has a Base Pay rate plus Bonus during the year in which the election is made as specified in Section 3 equal to or in excess of the Eligibility Pay Threshold and who Landec notifies is eligible to participate in the Plan.

2.15 Employer means Landec or any of its affiliates as determined under Treasury Regulation § 1.409A-1(h)(3).

2.16 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.17 Investment Options means one or more of the investment funds selected by the Committee from time to time in accordance with Section 5.2.

2.18 Landec means Landec Corporation, a Delaware corporation.

2.19 Landec’s Consolidated Group means Landec, Apio and Lifecore.

2.20 Participant means any individual who has a Deferral Account under the Plan or who is receiving or entitled to receive benefits under the Plan.

2.21 Payout Commencement Date means the date upon which a payment to a Participant of an amount credited to his or her Deferral Account first commences.

2.22 Performance Based Compensation means, as defined in Section 409A, compensation the amount of which, or entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. At the time of the deferral election, in order for the election to be in compliance with Code Section 409A, (i) the Participant must perform services continuously for the period beginning on the later of the first day of the performance period or the date the performance criteria are established, and ending on the date of election with respect to the performance based compensation and (ii) the election must not be made after the amount of the performance based compensation becomes reasonably ascertainable. There may be a performance based company contribution whereby participants may earn an employer paid performance based contribution every three (3) years based on attainment of corporate performance metrics to be established prior to each 3-year performance period.

2.23 Plan means the Landec Corporation Nonqualified Deferred Compensation Plan.

2.24 Retirement means the Participant has reached age sixty-five (65) or has, from the date of hire, ten (10) or more years of service with the Company.

2.25 Separation from Service means a separation from service within the meaning of Treasury Regulation § 1.409A-1(h). A Participant shall not be deemed to have separated from service if the Participant continues to provide services to an Employer at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full years of service with the Employer (or if employed by or providing services to the Employer less than three years, such lesser period); provided, however, that a separation from service will be deemed to have occurred if a Participant’s service with an Employer is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full years of service with the Employer (or if employed by or providing services to the Employer less than three years, such lesser period).

2.27 Tax or (Taxes) means any federal, state, local, or any other governmental income tax, employment tax, payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any Earnings thereon, or any payments made to Participants or Beneficiaries under the Plan.

Section 3. Timing and Amounts of Deferred Compensation.

Participants shall make elections to participate in the Plan, as follows:

3.1 Base Pay Deferrals.

(a) Timing of Base Pay Deferral. With respect to a deferral of Base Pay, an election to defer Base Pay must be made before December 31, or such earlier date established by the Committee, of the calendar year preceding the calendar year with respect to which the services associated with such Base Pay are performed, and in accordance with procedures established by the Committee. Base Pay deferral elections shall be irrevocable on the December 31 of the calendar year preceding the calendar year with respect to which such election pertains, or such earlier date as Landec determines in its discretion. Notwithstanding the foregoing, a new Eligible Participant may make an initial deferral election by the date the Committee specifies after the individual receives enrollment materials; provided, however, that such initial deferral election shall be made no later than the 30th day after the individual becomes a Participant.

(b) Amount of Base Pay Deferral. The percentage that will be deferred from Base Pay for a Participant is determined as follows:

(i)  The Participant will elect an annual percentage to be deferred from Base Pay. The maximum annual percentage of Base Pay that may be deferred each calendar year is equal to fifty percent (50%) of the amount of Base Pay.

(ii) The percentage will be converted into an amount per pay period to be deferred and adjusted as necessary.

3.2 Bonus Deferrals.

(a) Timing of Bonus Deferral. A Participant may elect to defer Bonuses that are Performance Based Compensation; provided, however, such election shall not be made later than six months prior to the end of the applicable performance period and such election shall be irrevocable as Landec determines in its discretion as reflected in the election form. Notwithstanding the foregoing, a new Eligible Employee may make an initial bonus deferral election by the date the Committee specifies after the individual receives enrollment materials; provided, however, that such initial deferral election shall be made no later than the 30th day after the individual becomes an Eligible Employee and the election may only apply to compensation paid for services performed after the election.

(b) Amount of Bonus Deferral. The maximum amount of any Bonus a Participant may defer in any calendar year is 100% of any short-term performance Bonus to which he or she may become entitled. The Deferral Amount must be expressed in terms of a whole percentage point. Once an election is made by an Eligible Employee to defer any portion of a Bonus, the appropriate dollar amount will be withheld from the Bonus when this amount would have otherwise been paid.

3.3 Cash Board Fee Deferrals.

(a) Timing of Cash Board Fee Deferral. Participants must make an election to defer a cash Board fee no later than: (i) December 31, or such earlier date established by the Committee, of the calendar year preceding the calendar year with respect to which the services associated with such cash fees are performed, and in accordance with procedures established by the Committee, or (ii) the 30th day after the individual first becomes an Eligible Participant and the election may only apply to compensation paid for services performed after the election. Cash Board fee deferral elections shall be irrevocable on the December 31 of the calendar year preceding the calendar year to which such election pertains, or such earlier date as Landec determines in its discretion and as reflected in the election form.

(b) Amount of Deferral of Cash Board Fees. A Participant may defer any portion, up to 100%, of any cash Board fee to which he or she may become entitled, so long as the deferral amount is expressed in terms of a whole percentage point; provided, however, if the percentage results in a fractional share, the amount deferred shall be rounded up to the nearest whole number. Once an election is made by a Participant to defer any portion of cash Board fee, the appropriate amount will be withheld from the cash Board fee when the fee would have otherwise have been distributed.

3.4 Company Contributions. Notwithstanding anything provided in this Section 3 or otherwise in the Plan to the contrary, the Committee, to the extent authorized by the Compensation Committee, shall have the discretion to provide that Company contributions may be made to the Plan for the benefit of a Participant under the terms and conditions as may be specified by Landec, in any manner Landec deems appropriate; provided, however, that any such contribution shall comply with Section 409A of the Code. Additionally, performance based Company contributions may be made to the Plan for the benefit of a Participant and as further described under Section 2.22 above. All Company contributions may be made subject to vesting conditions. In the event the Company contributions are made subject to vesting conditions, any unvested Company contributions shall become fully vested upon a Change in Control or upon the Participant’s Separation from Service due to death, Disability or Retirement.

Section 4. Crediting of Deferral Accounts.

Amounts deferred pursuant to Section 3 shall be credited to a Deferral Account in the name of the Participant. Deferred Amounts arising from deferrals of Base Pay shall be credited to a Participant’s Base Pay Deferral Account at least quarterly. Deferrals resulting from amounts credited to a Participant’s Bonus Deferral Account from the deferral of Bonuses shall be credited to a Bonus Deferral Account as soon as practicable after such Bonus would otherwise have been paid. Deferrals resulting from amounts credited to a Participant’s Deferral Account from the deferral of cash Board fees shall be credited to a Participant’s cash Board fees Deferral Account, as appropriate, as soon as practicable after such fees would otherwise have been paid. The Participant’s rights in the Deferral Account shall be no greater than the rights of any other unsecured general creditor of Landec. Deferred Amounts and Earnings thereon credited hereunder shall for all purposes be part of the general funds of Landec. Any payout to a Participant of amounts credited to a Participant’s Deferral Account is not due, nor are such amounts ascertainable, until the Payout Commencement Date.

Section 5. Earnings on the Deferral Account.

5.1 Crediting in General. Amounts in a Participant’s Deferral Account will be credited at least quarterly with Earnings until such amounts are paid out to the Participant under this Plan as set forth in Section 6. All Earnings attributable to the Deferral Account shall be added to the liability of and retained therein by Landec. Any such addition to the liability shall be appropriately reflected on the books and records of Landec’s Consolidated Group and identified as an addition to the total sum owed the Participant.

5.2 Investment Options. The Committee shall from time to time select the Investment Options available for investment designation by the Participants with respect to Deferral Accounts. The Committee shall notify Participants of the type of Investment Options selected from time to time. At the time of deferral, each Participant shall designate, pursuant to procedures established by the Committee, the Investment Options for which the Participant’s Deferral Account will be to be invested in for purposes of determining the Earnings to be credited to that Deferral Account. In making the designation pursuant to this Section 5.2, the Participant may specify that all or any percentage of his or her Deferral Account be deemed to be invested, in whole percentage increments, in one or more of the Investment Options provided under the Plan as communicated from time to time by the Committee. Effective as of the end of any business day, a Participant may change the designation made under this Section 5.2 pursuant to procedures established by the Committee. If a Participant fails to elect an Investment Option under this Section 5.2, the Committee will recommend a default investment option.

5.3 Investment Directions. Although the Participant may designate the Investment Options, the Committee shall not be bound to invest such amount in any specific fund which is selected as an Investment Option and shall have no liability to Participants for failure to so invest. The Committee shall select from time to time, in its sole discretion, commercially available Investment Options of the investment types determined from time to time by the Committee. The Committee may from time to time select alternate Investment Options in addition to or in replacement of Investment Options previously selected. If the Committee selects alternate Investment options to replace an Investment Option previously selected by the Participant, the Participant shall be notified to change their investment designation to a different Investment Option and if the Participant fails to timely make such change, the Participant’s investment designation to a replaced Investment Option shall be substituted with an investment designation to an equivalent alternate Investment Option. The balance in a Participant’s Deferral Account shall increase or decrease in connection with the performance of the Investment Option funds selected by the Participant.

Section 6. Payout Commencement Dates

6.1 Commencement and Form of Payout. The form and commencement of benefit shall be made in accordance with the Participant’s election at the time of deferral and this Section 6.1.

(a) Distribution upon a Specified Payment Year.

(i)      A Participant may elect to receive payment from his Deferral Account upon a specified payment year to commence no sooner than three (3) years after the calendar year to which the deferrals in the Deferral Account relate. If a Participant's Deferral Account election provides for distributions based on the occurrence of a specified payment year, in such year, the Deferral Account(s) attributable to such election shall be distributed to the Participant in a lump sum or in annual installments not to exceed a ten (10) year period as specified on the Participant's Deferral Account election form.

(ii)     After the time of the initial deferral, a Participant may subsequently elect to delay the specified payment year to which his or her deferrals in a Deferral Account relate. Such a subsequent deferral election shall be made in the manner prescribed by the Committee; provided that any subsequent deferral election must (i) be made at least 12 months prior to the originally scheduled specified payment year, (ii) set a new specified payment year which is at least five (5) years after the originally scheduled payment year; and (iii) not be effective for at least twelve (12) months after the date on which the subsequent deferral election is made.

(iii)    In the event the value of any Participant's Deferral Account for a particular specified payment year is equal to or less than the Internal Revenue Code Section 402(g) limit, the Deferral Account shall be distributed in cash in a lump sum notwithstanding the Participant's election to have his or her Deferral Account distributed in installments under the Plan. The Deferral Account(s) shall be valued on the date a distribution is processed. All payments and deliveries due under this Section 6.1(a) shall be made by January 31 of the specified payment year, provided, however, that if the Participant’s Separation from Service occurs prior to the specified payment year for any Deferral Account, the Participant’s Deferral Account shall be paid to him in accordance with Section 6.1(b) below.

(b) Distribution upon Separation from Service. If a Participant does not elect to receive payment from his Deferral Account(s) upon a specified payment year or in the event the Participant’s Separation from Service occurs before such specified payment year, upon the Participant’s Separation from Service, the Deferral Account(s) attributable to such Deferral Account election shall be distributed to the Participant in a lump sum. A Participant, at the time of deferral, may also elect to receive payment of his Deferral Account(s) in annual installments not to exceed a ten (10) year period as specified on the Participant's Deferral Account election form. In the event the value of any Participant's Deferral Account as of his or her Separation from Service is equal to or less than the Internal Revenue Code Section 402(g) limit, the Deferral Account shall be distributed in cash in a lump sum notwithstanding the Participant's election to have his or her Deferral Account distributed in installments under the Plan. The Deferral Accounts shall be valued on the date a distribution is processed. Additionally, in the event Separation from Service occurs prior to Retirement, the Deferral Account shall be distributed in cash in a lump sum notwithstanding the Participant's election to have his or her Deferral Account distributed in installments under the Plan. All payments and deliveries due under this Section shall be made or commence within 60 days following the first day that is six months following the Participant’s Separation from Service.

(c) Distribution upon Death. Upon the death of a Participant prior to the payment of his or her Deferral Accounts, the balance of his or her Accounts shall be paid to the Participant's Beneficiary in a lump sum as soon as administratively practicable, but no more than sixty (60) days following the date of the Participant's death; provided that, if such sixty-day period ends in the taxable year following the year in which the Participant's death occurs, the Beneficiary shall not have the right to designate the year of payment.

(d) Distribution upon Disability. Upon the Disability of a Participant prior to the payment of his or her Deferral Accounts, the balance of his or her Deferral Accounts shall be paid to the Participant in a lump sum with such payment to be made as soon as administratively practicable, but no more than within sixty (60) days following the date on which the Participant becomes Disabled; provided that, if such sixty-day period ends in the taxable year following the year in which the Participant becomes Disabled, the Participant shall not have the right to designate the year of payment.

(e) Distribution upon Change in Control. Upon a Change in Control of Landec, a Participant shall be paid the balance of his or her Deferral Account in a lump sum within sixty (60) days following the date on which the Change in Control occurs; provided that, if such sixty-day period ends in the taxable year following the year in which the Change in Control occurs, the Participant shall not have the right to designate the year of payment.

(f) Distribution upon Separation from Service with Cause. In the event of a Participant’s Separation from Service as a result of an involuntary termination with “cause”, the Participant forfeits all unvested balances of his or her Company contributions account. For purposes of this Plan, “cause” shall have the same meaning as in the Company’s 2009 Stock Incentive Plan or any successor equity plan adopted by the Company and in effect at the time of the Participant’s termination. The remaining balances in any Deferral Account(s) held by the Participant will be paid in the form of a lump sum, pursuant to Section 6.1(b) above.

Section 7. Hardship Provision for Unforeseeable Emergencies.

Neither the Participant nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Section 6. However, such credited amounts may be subject to early withdrawal if (1) an unforeseeable emergency occurs that is caused by a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Beneficiary or of a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) or (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, (2) such circumstances would result in severe financial hardship to the individual if early withdrawal is not permitted, and (3) any other requirements established under the Code and regulations promulgated thereunder, are satisfied. A severe financial hardship exists only when all other reasonably available financial resources have been exhausted, including but not limited to (1) reimbursement or compensation by insurance or otherwise, (2) liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or (3) cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

The Committee shall have sole discretion to determine whether to approve any withdrawal under this Section 7, which amount will be limited to the amount necessary to meet the emergency. The Committee’s decision is final and binding on all interested parties. A Participant who is then serving as a member of the Committee shall not vote on whether or not he or she is eligible for such a withdrawal under this Section 7.

Section 8. Designation of Beneficiary.

The Participant shall, in accordance with procedures established by the Committee, (1) designate a Beneficiary hereunder, and (2) shall have the right thereafter to change such designation. No Beneficiary designation shall be effective unless it is in writing or in the form and manner determined by Landec, and provided to the appropriate person at Landec prior to the Participant’s death. In the case of a Participant’s death, payment due under this Plan shall be made to the designated Beneficiary or, in the absence of such designation, by will or the laws of descent and distribution in the Participant’s state of residence at the time of his or her death.

Section 9. Limitation on Assignments.

Except to comply with a domestic relations order defined under Treasury Regulation § 1.409A-3(j)(4)(ii), benefits under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishments by creditors of the Participant or the Participant’s Beneficiary and any attempt to do so shall be void.

Section 10. Administration.

10.1 Administration by Committee. The Committee shall administer the Plan. Notwithstanding any provision of the Plan to the contrary, no member of the Committee shall be entitled to vote on any matter which would create a significant risk that such member could be treated as being in constructive receipt of some or all of his or her Deferral Account. The Committee shall have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan, provided that, with respect to any provision hereof that requires the Committee to obtain the authorization of the Compensation Committee or is otherwise dependent upon action by the Compensation Committee, the Committee’s determination shall be subject to the approval of the Compensation Committee. Decisions and determinations by the Committee shall be final and binding upon all parties, including shareholders, Participants, Beneficiaries and other employees. The Committee may delegate its administrative responsibilities, as it deems appropriate.

10.2 Claims and Appeals. The claims and appeals provisions for the Plan are set forth in the summary to the Plan that is provided to Participants.

10.3 Books and Records. Books and records maintained for the purpose of the Plan shall be maintained by the officers and employees of Landec at its expense and subject to supervision and control of the Committee.

Section 11. Rabbi Trust.

A rabbi trust (the "Trust") may be established in connection with the Plan. In such case, Landec will transfer the Participants' deferrals to the Trust. The Trust will be irrevocable and will terminate on the earlier to occur of (i) all funds having been distributed from the Trust, or (ii) the date all obligations under the Plan have been satisfied. The Trust will provide that the assets of the Trust will be distributed only to or for the benefit of the Participants or their Beneficiaries unless the insolvency provisions of the Trust apply. Landec will appoint an independent trustee for the Trust and will enter into a trust agreement, in form and substance acceptable to the Committee, with the Trustee. The Committee shall select the initial independent trustee.

Section 12. Amendment and Termination of the Plan.

Landec, by action of the Committee, in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that amounts already credited to Deferral Accounts will continue to be owed to the Participants or Beneficiaries and will continue to accrue Earnings and continue to be a liability of Landec. The Committee may, in its discretion, terminate the Plan in accordance with Section 409A of the Code and the regulations promulgated thereunder, for any reason including a Change in Control. Participants or Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan. Notwithstanding any other provision of the Plan, Landec may without Participant or Beneficiary consent amend the Plan or change the Plan’s administrative rules and procedures or modify the terms of a deferral election to comply with Section 409A of the Code.

Section 13. Tax Withholding.

Landec’s Consolidated Group may withhold Taxes from any cash payment made under the Plan, any Bonus plan or arrangement, owing as a result of any deferral or payment hereunder, as Landec deems appropriate in its sole discretion. If, with respect to the pay period within which a deferral or payment is made under the Plan, the Participant receives insufficient actual cash compensation to cover such Taxes, then Landec’s Consolidated Group may withhold any remaining Taxes owing from the deferred amount or Participant’s subsequent cash compensation received, until such Tax obligation is satisfied, or otherwise make appropriate arrangements with the Participant or Beneficiary for satisfaction of such obligation.

Section 14. Applicable Law.

This Plan, and all rights under this Plan, shall be interpreted and construed in accordance with ERISA, as applicable, and, to the extent not preempted, the law of the State of California, unless otherwise stated in the Plan. This Plan is intended to comply, and shall be interpreted as necessary to comply, with Section 409A of the Code and the regulations promulgated thereunder. Any provision of the Plan that is noncompliant with Code Section 409A is void or deemed amended to comply with Code Section 409A. Landec does not guarantee or warrant the tax consequences of any payment under this Plan and the Participants shall in all cases be liable for any taxes due with respect to the Plan.

Section 15. Notice.

Any written notice to Landec required by any of the provisions of this Plan shall be addressed to the chief executive officer of Landec or his or her delegate and shall become effective when it is received.

Section 16. No Employment Rights.

Nothing in the Plan, nor any action of Landec pursuant to the Plan, shall be deemed to give any person any right to remain in the employ of Landec’s Consolidated Group or affect the right of Landec to terminate a person’s employment at any time and for any reason.

Section 17. Severability of Provisions.

If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect any other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

Section 20. Execution.

IN WITNESS WHEREOF, Landec has caused this Plan to be duly adopted by the undersigned this __th day of ______, 2013, effective as of August 1, 2013.

Landec Corporation

By: